EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the First Quarter of 2011

Midland Park, NJ – May 2, 2011 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today results for the first quarter ended March 31, 2011.  Net income for the three months ended March 31, 2011 was $483,000, or $0.06 per diluted common share, as compared to net income of $871,000, or $0.13 per diluted common share, for the three months ended March 31, 2010.  After dividends on preferred stock and accretion, the net income available to the common stockholders was $345,000 for 2011 compared to $734,000 for 2010.
“We are pleased to report the Corporation was profitable during the first quarter of 2011 despite the effect of the extended economic downturn,” said Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.
Net interest income was $5.9 million in the first quarter of 2011 compared to $6.2 million a year earlier.  For the three months ended March, 31, 2011, the net interest spread and margin was 3.59% and 3.84%, respectively, which represents a decline from the 3.74% and 4.08%, respectively, reported for the three months ended March 31, 2010.  The current period yield on earning assets of 4.99%, compared to an earning asset yield of 5.58% for the three months

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Stewardship Financial Corporation continued	May 2, 2011

ended March 31, 2010, reflects the effect of a prolonged low interest rate environment as well as the impact of nonaccrual loans.  The cost of interest-bearing liabilities declined to 1.40% for the three months ended March 31, 2011 as compared to 1.84% reported for the same prior year period.
The Corporation recorded a $1.675 million provision for loan losses for the three months ended March 31, 2011 compared to a provision for loan losses of $1.550 million for the March 2010 period.  The total allowance for loan losses increased to 2.15% of total loans from a comparable ratio of 1.88% at December 31, 2010 and 1.77% at March 31, 2010.
Commenting on the Corporation’s loan loss provision, Van Ostenbridge stated, “Negative economic trends persist and while we are reporting a rise in level of nonperforming loans in the first quarter of 2011, we are aggressively addressing all the problem loans.”  Non-performing loans increased to $24.1 million, or 5.25% of total loans at March 31, 2011, compared to $22.6 million, or 5.01% at December 31, 2010.  Van Ostenbridge continued, “As our problem loan portfolio migrates through the workout process, we continue to implement loan work out strategies to improve asset quality and maximize loan repayments.  While our total nonperforming assets remain at elevated levels, improvement in this area continues to be our top priority as we believe these efforts will be key drivers in improving Stewardship Financial Corporation’s future profitability.  We have engaged outside workout consultants in addition to bringing on new experienced associates to help us achieve this goal,” offered Van Ostenbridge.
The Corporation reported noninterest income of $1.1 million for the three months ended March 31, 2011 compared to $1.0 million for the equivalent prior year period.  Noninterest income for the current year period reflects $404,000 of gains on sales of mortgage loans compared to $55,000 of such gains for the three months ended March 31, 2010.  While the

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Stewardship Financial Corporation continued	May 2, 2011

Corporation did not have investment sales in the 2011 period, during the first quarter of 2010, the Corporation realized a $328,000 gain on sale of securities.  In addition, 2011 noninterest income included increased fees and service charges when compared to the same period last year.
Noninterest expenses for the three months ended March 31, 2011 were $4.7 million as compared to $4.4 million in the comparable prior year period.  The noninterest expenses include the costs, such as legal and other collection related expenses, incurred in connection with the managing of nonperforming assets.
Total assets at March 31, 2011 reached $700.9 million, representing a $12.8 million increase from assets of $688.1 million at December 31, 2010.  Increases in cash and cash equivalents as well as securities reflect planned additional liquidity.  Gross loans receivable increased $7.6 million from December 31, 2010, reflecting a positive trend of increasing loan demand.
Total deposits were $591.5 million at March 31, 2011, reflecting $15.9 million of continued strong deposit growth when compared to deposits of $575.6 million at December 31, 2010.  The overall 2.8% growth in deposits during the first quarter of 2011 consisted of $2.1 million of interest-bearing and $13.8 million of non-interest bearing accounts.
Capital levels continue to exceed the regulatory requirements for a “well capitalized” institution with a tier 1 leverage ratio of 8.65% and total risk based capital ratio of 13.47%
Van Ostenbridge summarized, “We are devoting substantial attention to reducing our nonperforming loans, utilizing both internal and external resources to execute our workout strategies.  Historically low interest rates and general economic conditions within our markets continue to pressure earnings.  Nevertheless, we are operating from a position of strength with

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strong liquidity and a solid capital base.  We continue to focus on new loan growth funded by our sound development of core deposits.  This deposit driven growth will form the foundation of our future growth and profitability.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank is currently celebrating its twenty–fifth year of operation.  To date, the Bank’s total tithe donations exceed $7.3 million.
We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010

Selected Financial Condition Data:
Cash and cash equivalents	$29,661	$19,983	$12,196
Securities available for sale	148,178	138,628	93,926
Securities held to maturity	42,460	45,394	70,758
FHLB Stock	2,361	2,497	2,390
Loans receivable:
Loans receivable, gross	459,508	451,867	461,877
Allowance for loan losses	(9,874)	(8,490)	(8,174)
Other, net	(86)	(132)	(422)
Loans receivable, net	449,548	443,245	453,281

Loans held for sale	827	9,818	2,724
Other assets	27,900	28,553	26,951
Total assets	$700,935	$688,118	$662,226

Total deposits	$591,509	$575,603	$542,930
Other borrowings	33,000	36,000	36,000
Subordinated debentures	7,217	7,217	7,217
Securities sold under agreements to repurchase	14,643	14,642	15,399
Other liabilities	2,340	2,524	6,677
Stockholders' equity	52,226	52,132	54,003
Total liabilities and stockholders' equity	$700,935	$688,118	$662,226

Book value per common share	$7.25	$7.24	$7.57

Equity to assets	7.45%	7.58%	8.15%

Asset Quality Data:
Nonaccrual loans	$24,010	$22,500	$19,525
Loans past due 90 days or more and accruing	-	-	-
Restructured loans	120	130	2,775
Total nonperforming loans	24,130	22,630	22,300
Other real estate owned	313	615	-
Total nonperforming assets	$24,443	$23,245	$22,300

Non-performing loans to total loans	5.25%	5.01%	4.83%
Non-performing assets to total assets	3.49%	3.38%	3.37%
Allowance for loan losses to nonperforming loans	40.92%	37.52%	36.65%
Allowance for loan losses to total gross loans	2.15%	1.88%	1.77%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)

	For the three months ended
	March 31,
	2011	2010
Selected Operating Data:
Interest income	$7,775	$8,495
Interest expense	1,826	2,316
Net interest and dividend income	5,949	6,179
Provision for loan losses	1,675	1,550
Net interest and dividend income
after provision for loan losses	4,274	4,629
Non-interest income:
Fees and service charges	511	469
Bank owned life insurance	80	86
Gain on sales of mortgage loans	404	55
Gain on calls and sales of securities	-	328
Other	89	73
Total noninterest income	1,084	1,011
Non-interest expenses:
Salaries and employee benefits	2,236	2,126
Occupancy, net	545	489
Equipment	258	309
Data processing	337	325
FDIC insurance premium	254	224
Charitable contributions	100	165
Other	954	786
Total noninterest expenses	4,684	4,424
Income before income taxes	674	1,216
Income tax expense	191	345
Net income	483	871
Dividends on preferred stock and accretion	138	137
Net income available to common stockholders	$345	$734

Weighted avg. no. of diluted common shares	5,849,723	5,841,633
Diluted earnings per common share	$0.06	$0.13

Return on average common equity	3.28%	6.68%

Return on average assets	0.29%	0.54%

Yield on average interest-earning assets	4.99%	5.58%
Cost of average interest-bearing liabilities	1.40%	1.84%
Net interest rate spread	3.59%	3.74%

Net interest margin	3.84%	4.08%